As filed with the Securities and Exchange Commission on January 5, 2000
                                                          Registration No. 333-
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-6

                    For Registration Under the Securities Act
                    of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2
                              ---------------------

A.         EXACT NAME OF TRUST:

           The Pinnacle Family of Trusts, Industrial Trust Series IV and Technology Trust Series IV

B.         NAME OF DEPOSITORS:

           McLaughlin, Piven, Vogel Securities, Inc.                                         Reich & Tang Distributors, Inc.

C.         COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

           McLaughlin, Piven, Vogel Securities, Inc.                                         Reich & Tang Distributors, Inc.
           30 Wall Street                                                                    600 Fifth Avenue
           New York, New York 10005                                                          New York, New York 10020

D.         NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:
                                                                                             COPY OF COMMENTS TO:
           ALLAN M. VOGEL                           PETER J. DEMARCO                         MICHAEL R. ROSELLA, Esq.
           President                                Reich & Tang Distributors, Inc.          Battle Fowler LLP
           McLaughlin, Piven, Vogel                 600 Fifth Avenue                         75 East 55th Street
           Securities, Inc.                         New York, New York 10020                 New York, New York 10022
           30 Wall Street                                                                    (212) 856-6858
           New York, New York 10005

E.         TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

           An  indefinite  number of Units of The  Pinnacle  Family  of  Trusts,
           Industrial Trust Series IV and Technology Trust Series IV are being registered under the Securities Act of 1933 pursuant to Section 24(f) of the Investment Company Act of 1940, as amended, and Rule 24f-2 thereunder.

F.         PROPOSED MAXIMUM AGGREGATE OFFERING PRICE TO THE PUBLIC OF THE SECURITIES BEING
           REGISTERED:

           Indefinite

G.         AMOUNT OF FILING FEE:

           No filing fee required.

H.         APPROPRIATE DATE OF PROPOSED PUBLIC OFFERING:

         As soon as practicable after the effective date of the Registration
         Statement.

          / / Check if it is proposed that this filing will become effective immediately upon filing pursuant to Rule 487.

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



==============================================================================


880224.1

                   Subject to Completion Dated January 5, 2000


-------------------------------------------------------------------------------


                          THE PINNACLE FAMILY OF TRUSTS

-------------------------------------------------------------------------------

                           INDUSTRIAL TRUST SERIES IV
                                       AND
                           TECHNOLOGY TRUST SERIES IV




The final prospectuses for the McLaughlin, Piven, Vogel Family of Trusts, Industrial Trust Series III and Technology Trust Series III are hereby incorporated by reference and used as a preliminary prospectus for The Pinnacle Family of Trusts, Industrial Trust Series IV and Technology Trust Series IV. Except as indicated below, the narrative information and structure of the final prospectus which includes the new Trust will be substantially the same as that of the previous prospectus. Information with respect to each Trust, including pricing, the size and composition of the Trust portfolio, the number of units of the Trust, dates and summary information regarding the characteristics of securities to be deposited in the Trust is not now available and will be different from that shown since each Trust has a unique portfolio. Accordingly, the information contained herein with regard to the previous Trust should be considered as being included for informational purposes only. Investors should contact account executives of the underwriter who will be informed of the expected effective date of the Trusts and who will be supplied with complete information with respect to each Trust on the day of and immediately prior to the effectiveness of the registration statement relating to units of the Trusts.

===============================================================================


===============================================================================



     The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                     PROSPECTUS PART A DATED JANUARY , 2000


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.








880224.1

 PART II -- ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A -- BONDING ARRANGEMENTS

        The employees of Reich & Tang Distributors, Inc. are covered under Brokers' Blanket Policy, Standard Form 14, in the amount of $11,000,000 (plus $196,000,000 excess coverage under Brokers' Blanket Policies, Standard Form 14 and Form B Consolidated). This policy has an aggregate annual coverage of $15 million.

        The employees of McLaughlin, Piven, Vogel Securities, Inc. are covered under Broker's Blanket Policy, Standard Form 14, in the amount of $1,000,000.

ITEM B -- CONTENTS OF REGISTRATION STATEMENT

        This Registration Statement on Form S-6 comprises the following papers and documents:

           The facing sheet on Form S-6.
           The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheets to the Registration Statements of McLaughlin,Piven, Vogel Family of Trusts, McLaughlin, Piven, Vogel Industrial Trust and McLaughlin, Piven, Vogel Technology Trust filed on March 5, 1999, and McLaughlin, Piven, Vogel Family of Trusts, The Pinnacle Trust
           filed on August 7, 1998. The Prospectus consisting of   pages.
           Undertakings.
           Signatures.

           Listed below are the names and registration numbers of the previous series of McLaughlin, Piven, Vogel Family of Trusts, the final prospectuses of which properly supplemented, might be used as a preliminary prospectus for The Pinnacle Family of Trusts, Industrial Trust Series IV and Technology Trust Series IV. These final prospectuses are incorporated herein by reference.

                     McLaughlin, Piven, Vogel Family of Trusts, McLaughlin, Piven, Vogel Industrial Trust and McLaughlin, Piven, Vogel Technology Trust (Registration No. 333-73401)
                     McLaughlin, Piven, Vogel Family of Trusts, Industrial Trust Series II and Technology Trust Series II (Registration No. 333-80211)
                     McLaughlin, Piven, Vogel Family of Trusts, Industrial Trust Series III and Technology Trust Series III (Registration No. 333-88495)

           Written consents of the following persons:
                     Battle Fowler LLP (included in Exhibit 3.1)
                     Ernst & Young LLP

      The following exhibits:

          99.1.1      --  Reference Trust Agreement including certain amendments to the Trust Indenture and Agreement referred to under
                          Exhibit 99.1.1.1 below (filed as Exhibits 99.1.1 to Amendment No.1 to the Form S-6 Registration Statement No. 333-88495 of McLaughlin, Piven, Vogel Family of Trusts, Industrial Trust Series III and Technology Trust Series III on October 19, 1999 and to Amendment No.1 to the Form S-6 Registration No. 333-92473 on December 28, 1999 and incorporated herein by reference).
          99.1.1.1    --  Form of Trust Indenture and Agreement (filed as
                          Exhibit 1.1.1 to Amendment No. 1 to Form S-6
                          Registration Statement No. 333-60915 of McLaughlin, Piven, Vogel Family of Trusts, The Pinnacle Trust on September 23, 1998 and incorporated herein by reference).
          99.1.3.5    --  Certificate of Incorporation of Reich & Tang
                          Distributors, Inc. (filed as Exhibit 99.1.3.5 to Form S-6 Registration Statement No. 333-44301 of Equity Securities Trust, Series 16, Signature Series, Zacks All-Star Analysts Trust III on January 15, 1998 and incorporated herein by reference).
          99.1.3.6    --  By-Laws of Reich & Tang Distributors, Inc. (filed as
                          Exhibit 99.1.3.6 to Form S-6 Registration Statement No. 333-44301 of Equity Securities Trust, Series 16, Signature Series, Zacks All-Star Analysts Trust III on January 15, 1998 and incorporated herein by reference).
          99.1.3.7    --  Certificate of Incorporation of McLaughlin, Piven,
                          Vogel Securities, Inc. dated March 8, 1977 and as amended on January 16, 1979, June 8, 1979, August 27, 1979, May 3, 1982, December 20, 1983 and September 25, 1989 (filed as Exhibit 99.1.3.7 to Form S-6 Registration Statement No. 333-60915 of McLaughlin, Piven, Vogel Family of Trusts, The Pinnacle Trust on August 7, 1998 and incorporated herein by reference).
          99.1.3.8    --  By-Laws of McLaughlin, Piven, Vogel Securities Inc.
                          (filed as Exhibit 99.1.3.8 to Form S-6 Registration Statement No. 333-60915 of McLaughlin, Piven, Vogel Family of Trusts, The Pinnacle Trust on August 7, 1998 and incorporated herein by reference).


880224.1

          *99.3.1     --  Opinion of Battle Fowler LLP as to the legality of the securities being registered, including their consent to the filing thereof and to the use of their name under the headings "Tax Status" and "Legal Opinions" in the Prospectus, and to the filing of their opinion regarding tax status of the Trust.
          99.6.0      --  Power of Attorney of Reich & Tang Distributors, Inc.,
                          the Depositor, by its officers and a majority of its Directors (filed as Exhibit 99.6.0 to Form S-6
                          Registration Statement No. 333-44301 of Equity
                          Securities Trust, Series 16, Signature Series, Zacks
                          All-Star Analysts Trust III on January 15, 1998 and incorporated herein by reference).
          99.6.1      --  Power of Attorney of McLaughlin, Piven, Vogel
                          Securities, Inc. (filed as Exhibit 99.6.1 to Form S-6
                          Registration Statement No. 333-60915 of McLaughlin,
                          Piven, Vogel Family of Trusts, The Pinnacle Trust on
                          August 7, 1998 and incorporated herein by reference).

--------
*       To be filed by amendment.

880224.1

                           UNDERTAKING TO FILE REPORTS

        Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, The Pinnacle Family of Trusts, Industrial Trust Series IV and Technology Trust Series IV has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 5th day of January, 2000.

                                     THE PINNACLE FAMILY OF TRUSTS,
                                     INDUSTRIAL TRUST SERIES IV
                                     TECHNOLOGY TRUST SERIES IV
                                                (Registrant)

                                     McLAUGHLIN, PIVEN, VOGEL SECURITIES, INC.
                                                (Depositor)


                                     By    /s/  ALLAN M. VOGEL
                                        ---------------------------------------
                                                Allan M. Vogel
                                                (Authorized Signator)


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of McLaughlin, Piven, Vogel Securities, Inc., the Depositor, in the capacities and on the dates indicated.

<
         Name                    Title                                      Date
         ----                    -----                                      ----
JAMES C. MCLAUGHLIN      Chairman of the Board, Chief
                         Executive Officer and Director

ALLAN M. VOGEL           President, Secretary, Chief Financial
                         Officer and Director
                                                                    January 5, 2000


                                                                    By   /s/ ALLAN M. VOGEL
                                                                         ------------------------
                                                                              Allan M. Vogel
                                                                               Attorney-In-Fact*







--------
* An executed copy of a Power of Attorney was filed as Exhibit 99.6.1 to Form S-6 Registration Statement No. 333-60915 on August 7, 1998.

880224.1
                                      II-2

                           UNDERTAKING TO FILE REPORTS

        Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant, The Pinnacle Family of Trusts, Industrial Trust Series IV and Technology Trust Series IV has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 5th day of January, 2000.

                                        THE PINNACLE FAMILY OF TRUSTS,
                                        INDUSTRIAL TRUST SERIES IV
                                        TECHNOLOGY TRUST SERIES IV
                                                 (Registrant)

                                        REICH & TANG DISTRIBUTORS, INC.
                                                 (Depositor)


                                        By /s/ PETER J. DEMARCO
                                           ----------------------------------
                                                 Peter J. DeMarco
                                                 Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Reich & Tang Distributors, Inc., the Depositor, in the capacities and on the dates indicated.

         Name                         Title                                Date
         ----                         -----                                ----
RICHARD E. SMITH III          President and Director

PETER S. VOSS                 Director

G. NEAL RYLAND                Director

EDWARD N. WADSWORTH           Executive Officer

STEVEN W. DUFF                Director                             January 5, 2000

PETER J. DEMARCO              Executive Vice President

RICHARD I. WEINER             Vice President                        By /s/ PETER J. DEMARCO
                                                                       -------------------------------
BERNADETTE N. FINN            Vice President                                Peter J. DeMarco
                                                                            as Executive Vice President
LORRAINE C. HYSLER            Secretary                                     and Attorney-In-Fact*

RICHARD DE SANCTIS            Treasurer




--------
* Executed copies of Powers of Attorney were filed as Exhibit 99.6.0 to Form S-6 Registration Statement No. 333-44301 on January 15, 1998.

880224.1
                                      II-3

                         CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference made to our firm under the Caption "Independent Auditors" in Part B of the Prospectus and to the use of our report dated January __, 2000, in this Registration Statement (Form S-6 No. 333-______) of The Pinnacle Family of Trusts, Industrial Trust Series IV and Technology Trust Series IV.


                                                       ERNST & YOUNG LLP


New York, New York
January __, 2000



880224.1
                                      II-4